                                                               EXHIBIT 10

                                EMPLOYMENT AGREEMENT
                                      between
                      Minnesota Mining and Manufacturing Company
                                        and
                               W. James McNerney, Jr.


                            EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT (the "Agreement") dated as of December 4, 2000 (the "Agreement Date") between Minnesota Mining and Manufacturing Company, a corporation incorporated under the laws of Delaware, with its corporate headquarters in St. Paul, Minnesota (the "Company"), and
W. James McNerney, Jr. ("Executive").

WHEREAS, the Company desires to employ Executive to serve as its Chief Executive Officer and Chairman of its Board, upon the terms and subject to the conditions set forth herein;

NOW,   THEREFORE,  in  consideration  of  the  premises  and  the  mutual agreements contained herein, the Company and Executive hereby agree as follows:

                                   Article I.

                                  DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1 "Accrued Annual Bonus" means the amount of any Annual Bonus earned but not yet paid with respect to the Fiscal Year ended prior to the Date of Termination.

1.2 "Accrued Base Salary" means the amount of Executive's Base Salary which is accrued but not yet paid as of the Date of Termination.

1.3 "Actual Company Pension Benefits" means a single life annuity amount commencing at age 62 and payable in monthly installments to Executive for his life of the Actuarial Equivalent of the amounts that the Executive has actually received, or is entitled to receive, from the Company's Pension Plans.

1.4 "Actual Prior Employer Pension Benefits" means a single life annuity amount commencing at age 62 and payable in monthly installments to Executive for his life of the Actuarial Equivalent of the amounts that the Executive has actually received, or is entitled to receive, from the Prior Employer's Pension Plans.

1.5 "Actuarial Equivalent" of any amount shall be determined in accordance with generally accepted actuarial principles using interest rate, mortality and other methods and assumptions that the Pension Benefit Guaranty Corporation ("PBGC") would use in determining the value of an immediate annuity payment of benefits, or if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate
and   mortality  assumptions  determined  in  a  manner  as  similar   as
practicable to the manner by
which the PBGC's interest rate and mortality assumptions were determined immediately prior to the PBGC's cessation of publication of such assumptions.

1.6 "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, Company. For the purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.7   "Agreement" -- see the recitals to this Agreement.

1.8 "Agreement Date" means the date specified in the recitals to this Agreement.

1.9   "Anniversary Date" means any annual anniversary of the Commencement
Date.

1.10 "Annual Bonus" -- see Section 4.2(a).

1.11 "Annualized Total Compensation" means, as of any date, the sum of Executive's Base Salary as of such date and the Target Annual Bonus applicable to the year that includes such date.

1.12 "Base Salary" -- see Section 4.1.

1.13 "Beneficiary" -- see Section 10.5.

1.14 "Board" means the Company's Board of Directors.

1.15 "Cause" means any of the following:

      (a) Executive's conviction of:

          (i)  a felony, or

         (ii) a misdemeanor excluding a petty misdemeanor (as defined in Minnesota or a comparable misdemeanor under the laws of another state) involving fraud, dishonesty or moral turpitude,

      other than Limited Vicarious Liability or a routine traffic violation,

       (b) Executive's material breach of this Agreement, provided that such breach is not cured within 10 days after delivery to Executive of a notice from the Board requesting cure,

       (c) the willful or intentional material misconduct by Executive in the performance of his duties under this Agreement, or

       (d) the willful or intentional failure by Executive to materially comply (to the best of his ability) with a specific, written direction of the Board that is consistent with normal business practice and not inconsistent with this Agreement and Executive's responsibilities hereunder, provided that such refusal or failure (i) is not cured to the best of Executive's ability within 10 days after the delivery thereof to Executive and (ii) is not based on Executive's good faith belief, as expressed by written notice to the Board given within such 10-day period, that the implementation of such direction of the Board would be unlawful or unethical.

For purposes of the preceding sentence, "Limited Vicarious Liability" shall mean any liability which is (i) based on acts of the Company for which

Executive is responsible solely as a result of his office(s) with the Company and (ii) provided that (x) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he did not have a reasonable basis to believe that a law was being violated by such acts.

For purposes of clause (b) and (c) above, Cause shall not include any one or more of the following:

(i)  bad judgment,

(ii) negligence,

(iii) any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

(iv) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six months.

1.16  "Change of Control" means any of the following events:

  (a)  any  person (as such term is used in Rule 13d-5 under the Exchange
Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary or any employee benefit plan (or any related trust) of Company or a Subsidiary, becomes the beneficial owner of 20% or more of the Common Shares or of securities of Company that are entitled to vote generally in the election of directors of Company ("Voting Securities") representing 20% or more of the combined voting power of all Voting Securities of Company;

 (b) individuals who, as of the Agreement Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least 50% of the members of the Board; provided that any individual who becomes a director after the Agreement Date whose election or nomination for election by Company's shareholders was approved by a majority of the members of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of Company (as such terms are used in Rule 14a-11 under the Exchange Act), "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below)) shall be deemed to be members of the Incumbent Board;

 (c) approval by the stockholders of Company of either of the following:

     (i) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a "Merger") as a result of which the individuals and entities who were the respective beneficial owners of Common Shares and Voting Securities of Company immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or

    (ii) a plan of liquidation of Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Company, other than such a sale or disposition to an entity which is, directly or indirectly more than 50% owned by the Company or an entity of which the individuals and entities who were the respective beneficial owners of Common

Shares and Voting Securities of Company immediately before such sale or other disposition beneficially owned immediately after such sale or other disposition directly or indirectly more than 50% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation to which such sale or other disposition was made.

Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

1.17 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.18 "Commencement Date" means January 1, 2001.

1.19 "Committee" means the Compensation Committee of the Board.

1.20 "Common Shares" means the common shares, par value $0.01 per share, of Company.

1.21 "Company" -- see the recitals to this Agreement.

1.22 "Competitor" -- see Section 9.1(b).

1.23 "Confidential Information" -- see Section 9.1(d).

1.24 "Date of Termination" means the effective date of a Termination of Employment for any reason, including death or Disability, whether by the Company or by Executive.

1.25 "Disability" means a mental or physical condition which, in the good faith opinion of the Board, renders Executive, with reasonable accommodation, unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by Company and Executive (provided that neither party shall unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

1.26 "Employment Period" -- see Section 3.1.

1.27  "Exchange Act" means the United States Securities Exchange  Act  of
1934.

1.28 "Executive" -- see the recitals to this Agreement.

1.29 "Expiration Date" -- see Section 3.1.

1.30 "Expiration Notice" -- see Section 3.1.

1.31 "Fair Market Value" of a Common Share means, as of any date, the average of the high and low prices of such security on such date reported on the New York Stock Exchange Composite Transactions, rounded upwards to the nearest $0.05, or if not so reported for the specified date, the immediately preceding date for which the average is reported.

1.32  "Fiscal  Year" means the calendar year period ending each  December
31.
"Good Reason" means the occurrence of any one of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

  (a) any material breach of the Agreement by the Company, including:

    (i) the material failure of the Company to comply with the provisions of Articles II, III, IV, V, VI or VII of this Agreement;

    (ii) any material adverse change in the status, responsibilities or perquisites of Executive;

   (iii) any failure to nominate or elect Executive as Chief Executive Officer of the Company or as Chairman of the Company's Board;

   (iv) causing or requiring Executive to report to anyone other than the Board;

     (v) assignment of duties materially inconsistent with his positions and duties described in this Agreement; or

   (vi) the Company giving an Expiration Notice pursuant to Section 3.1,

provided, however, that no act or omission described in Subsection 1.33(a) shall constitute Good Reason unless Executive gives Company 30 days' prior written notice of such act or omission and the Company fails to cure such act or omission within the 30-day period (except that Executive shall not be required to provide such notice in case of intentional acts or omissions by the Company),

  (b) the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the Agreement, or

  (c) the requiring of Executive to be principally based at any office or location more than 30 miles from the current corporate offices of Company in St. Paul, Minnesota.

1.34 "Hypothetical Prior Employer Pension Benefits" means a benefit payable in the form of a single life annuity amount commencing at age 62 and payable in monthly installments to Executive for his life equal to one-twelfth (1/12th) multiplied by 50% of the Executive's highest average annual compensation, where "highest average annual compensation" is the annual average of the Executive's compensation for the three consecutive calendar years out of the last ten calendar years preceding Termination of Employment during which such average is the highest. For purposes of determining Executive's highest average annual compensation, compensation paid to Executive by the Company or the Prior Employer shall be taken into account to the same extent such compensation would have been taken into account for purposes of such determination under the Prior Employer's Pension Plans if such compensation were with or paid by the Prior Employer. In addition, solely for purposes of calculating the Executive's compensation for this purpose, in the event of a Termination Without Cause or a Termination for Good Reason, Executive shall be treated as having earned the Severance Payment ratably over the course of the Severance Period.

1.35 "Including" means including without limitation.

1.36 "Incumbent Directors" -- see Section 1.16(b).

1.37 "Initial Option" -- see Section 5.1.

1.38 "Initial Performance Units" -- see Section 5.5.

1.39 "Limited Vicarious Liability" -- see Section 1.15.

1.40 "Make Whole Option" -- see Section 5.1.

1.41 "Make Whole Restricted Stock" -- see Section 5.8.

1.42 "Maximum Annual Bonus" -- see Section 4.2(b).

1.43 "Maximum Annual Goals" -- see Section 4.2(b).

1.44 "Merger" -- see Section 1.16(c).

1.45 "Notice of Consideration" -- see Section 8.1(b).

1.46 "Option" means an option to purchase Common Shares.

1.47 "Option Term" -- see Section 5.3(b).

1.48 "Other Accrued Benefit" means any right to benefits or payments not expressly provided herein under the terms of the governing policy or program which has irrevocably accrued as of the Date of Termination.

1.49 "PBGC" -- see Section 1.5.

1.50 "Pension Plan" means a defined benefit plan which is a qualified retirement plan under Code Section 401(a) or a nonqualified retirement plan or arrangement.

1.51 "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.52 "Prior Employer" means General Electric Company.

1.53 "Pro Rata Annual Bonus" means an amount payable in cash equal to the product of (a) the amount of the Target Annual Bonus to which Executive would have been entitled if he had been employed by the Company on the last day of the Fiscal Year that includes the Date of Termination and if Executive had achieved his Target Annual Goals for such Fiscal Year, multiplied by (b) a fraction of which the numerator is the numbers of days which have elapsed in such Fiscal Year through the Date of Termination and the denominator is 365.

1.54 "Pro Rata Retirement Benefit" -- see Section 7.1(b).

1.55 "Severance Multiple" means, if Executive receives a Severance Payment under Section 8.3, the number by which Executive's Annualized Total Compensation is multiplied under Section 8.3(b).

1.56 "Severance Payment" means the payment of a multiple of Executive's Annualized Total Compensation pursuant to Section 8.3(b).

1.57  "Severance Period" means the number of years equal to the Severance
Multiple.

1.58 "Stock Ownership Program" -- see Section 5.1.

1.59 "Subsequent Options" -- see Section 5.2.

1.60 "Subsequent Performance Units" -- see Section 5.7.

1.61 "Subsidiary" means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

1.62 "Supplemental Retirement Benefit" -- see Section 7.1.

1.63 "Target Annual Bonus" -- see Section 4.2(b).

1.64 "Target Annual Goals" -- see Section 4.2(b).

1.65 "Taxes" means the incremental United States federal, state and local income, excise and other taxes (including interest and penalties) payable by Executive with respect to any applicable item of income.

1.66 "Tax Gross-Up Payment" means an amount payable to Executive such that after payment of Taxes on such amount there remains a balance sufficient to pay the Taxes being reimbursed.

1.67 "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason, whether during or after the Employment Period.

1.68 "Termination of Employment" means a termination by the Company or by Executive of Executive's employment by the Company.

1.69 "Termination Without Cause" means a Termination of Employment by Company for any reason other than Cause or Executive's death or Disability, whether during or after the Employment Period.

1.70 "2001 Option" -- see Section 5.2.

1.71 "Voting Securities" -- see Section 1.16(a).

1.72 "Withholding Taxes" means any federal, state, provincial, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

1.73 "Year of Service" shall mean the 12-month period beginning on the Commencement Date and each 12-month period beginning on each Anniversary Date thereafter in which Executive remains continuously employed by the Company. In the event of a Termination Without Cause or a Termination for Good Reason (whether during or after the Employment Period), Executive shall also be credited with the number of Years of Service equal to the Severance Period.


                                  Article II.

                                    DUTIES

2.1 Duties. The Company shall employ Executive during the Employment Period as its Chief Executive Officer. Executive shall also be nominated for election as a director of the Company at the earliest opportunity, and upon such election the Board shall elect Executive to serve as its Chairman effective January 1, 2001. During the Employment Period, excluding any periods of disability, vacation, or sick leave to which Executive is entitled,

Executive shall perform the duties properly assigned to him hereunder, shall devote substantially all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.

2.2 Other Activities. Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, or manage personal investments, provided that such activities do not individually or in the aggregate materially interfere with the performance of Executive's duties under this Agreement.


                          Article III.

                        EMPLOYMENT PERIOD

3.1 Employment Period. Subject to the termination provisions hereinafter provided, the term of Executive's employment under this Agreement (the "Employment Period") shall begin on the Commencement Date and end on the Anniversary Date which is three years after such date, provided that for the period from the Agreement Date until the Commencement Date, Executive shall be a part-time employee of the Company providing the Company with such services as Executive determines he can provide consistent with Executive's obligations to the Prior Employer. Notwithstanding the preceding sentence, commencing on the first Anniversary Date the Employment Period shall be extended each day by one day to create a new two year term until, at any time at or after the first Anniversary Date, the Company or the Executive delivers a written notice (an "Expiration Notice") to the other party that the Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is not less than 24 months after the date the Expiration Notice is delivered by one party to the other party. The employment of Executive by the Company shall not be terminated other than in accordance with Article VIII.


                           Article 4.

                          COMPENSATION

4.1 Salary. The Company shall pay Executive in accordance with the normal payroll practices of the Company (but not less frequently than monthly) an annual salary at a rate of $1,300,000 per year ("Base Salary") beginning on the Commencement Date. During the Employment Period, the Base Salary shall be reviewed at least annually and may be increased from time to time as shall be determined by the Committee, after consultation with Executive. Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement. Base Salary shall not be reduced at any time without the express written consent of Executive.

4.2  Annual Bonus.

    (a) The Company shall pay to Executive an annual bonus ("Annual Bonus") for each Fiscal Year which begins during the Employment Period. Executive shall be eligible for an Annual Bonus ranging from zero to the Maximum Annual Bonus. Except as noted below, the Annual Bonus shall be paid and otherwise subject to the terms of the Company's Executive Profit Sharing Plan, as may be amended, and any successor to such plan.

    (b) If Executive achieves his target performance goals (the "Target Annual Goals"), as determined by the Committee on an annual basis after consulting with Executive, such Annual Bonus shall be designed to realize $2,200,000 (the "Target Annual Bonus"). Such performance goals shall be set by the Committee within 90 days after the first day of the applicable
Fiscal Year. The actual amount of any Annual Bonus may fluctuate with the Company's performance.
    (c) The Company shall pay the Annual Bonus in a payment of cash, Common Shares (including restricted shares), or a combination thereof determined by the Committee at such times and in such manner as is consistent with the treatment of other senior executives of the Company and with the provisions of the Company's Executive Profit Sharing Plan or its successor plan.

    (d) Notwithstanding the above provisions of this Section 4.2, the minimum Annual Bonus for the 2001 Fiscal Year shall be $2,400,000 of which amount $1,440,000 shall be paid in cash and $960,000 shall be paid in nonforfeitable unrestricted or restricted Common Shares.


                           Article V.

            STOCK GRANTS AND PERFORMANCE UNITS GRANTS

5.1 Initial and Make Whole Option Grants. Company has granted to Executive, effective as of the Agreement Date, an Option to purchase
400,000 Common Shares (the "Initial Option") and an option to purchase 200,000 Common Shares ("Make Whole Option"), subject to the terms of the Company's 1997 Management Stock Ownership Program ("Stock Ownership Program").

5.2 Subsequent Option Grants. In May 2001 the Committee shall grant Executive an Option ("2001 Option") to purchase such number of Common Shares as shall result in the 2001 Option having a Black-Scholes value of $7,000,000 as of the date of grant, subject to the terms and conditions of the Stock Ownership Program. The Committee shall in its discretion consider Executive for possible future annual or other grants of Options ("Subsequent Options") for Fiscal Year 2002 and each Fiscal Year thereafter during the Employment Period, as determined by the Committee in its discretion based on Executive's performance and consistent with the treatment of other senior executives of the Company. Such Subsequent Options shall be subject to the terms of the Stock Ownership Program or applicable successor program.

5.3  Terms and Conditions of Options.

   (a) The exercise price of each Initial Option, Make Whole Option and 2001 Option, respectively, shall be the Fair Market Value of a Common Share as of the Agreement Date (in the case of the Initial Option and Make Whole Option) and as of the date of grant (in the case of the 2001 Option).

   (b) Each Initial Option, Make Whole Option and 2001 Option (i) shall have a term (the "Option Term") equal to 10 years commencing on its grant date, and (ii) shall not be transferable by Executive during his lifetime, except as permitted by the Stock Ownership Program.

  (c) The Initial Option shall become exercisable in increments of 20% on each of the first five Anniversary Dates, and the Make Whole Option shall become exercisable in increments of one-third on each of the first three Anniversary Dates, if Executive remains continuously employed by the Company from the Commencement Date to each such applicable Anniversary Date; provided that such Options shall each become exercisable in full before such applicable Anniversary Dates, immediately upon a Termination of Employment by reason of the death or Disability of Executive, a Termination Without Cause, a Termination for Good Reason, or a Change of Control. The 2001 Option shall become exercisable at the time or times specified by the Committee at the date of grant in accordance with the terms and conditions of the Stock Ownership Program and consistent with the treatment of other senior executives of the Company.

   (d) Each Initial Option, Make Whole Option and 2001 Option may be exercised after a Termination of Employment, to the extent exercisable as of the Date of Termination (whether by reason of the proviso to the preceding sentence or otherwise), as follows:

    (i) in the event of a Termination of Employment by reason of death or Disability of Executive, until two years after the Date of Termination,

    (ii) in the event of a Termination Without Cause or a Termination for Good Reason, until two years after the Date of Termination,

  (iii) in the event of a Termination for Cause, such Option shall expire on the Date of Termination, and

    (iv) in the event of a Termination of Employment by Executive without Good Reason (other than as a result of death or Disability), until 90 days after the Date of Termination,

provided, however, that in no event shall any Option be exercisable after the expiration of the applicable Option Term.

   (e) Each Subsequent Option (other than the 2001 Option) shall be exercisable at times and on terms and conditions established by the Committee in the grant of such Subsequent Option under the Stock Ownership Program or applicable successor program.

5.4 Manner of Exercise of Options. An Option or any part thereof shall be exercised by Executive or, if after his death, a Beneficiary, by a written notice to Company stating the number of Common Shares with respect to which the Option is being exercised and payment of the exercise price of the Option and any Withholding Taxes in connection with such exercise in accordance with the Stock Ownership Program or applicable successor program. Company shall deliver the purchased Common Shares promptly after its receipt of notice of exercise and payment.

5.5 Initial Performance Units. Company has granted to Executive with respect to the performance period commencing January 1, 2001 and ending December 31, 2003, ten thousand (10,000) performance units ("Initial Performance Units"), subject to the terms of the Company's Performance Unit Plan. The Initial Performance Units shall have a payment value per unit at target equal to $100 per unit, a guaranteed minimum of $100.00 per unit and a maximum of $200.00 per unit. The unit value (subject to the minimum guaranteed value) shall depend upon the degree to which performance goals are achieved over the performance period.

5.6  Terms and Conditions of Initial Performance Units.

   (a) Except as provided in (b) below, the Initial Performance Units shall be subject in all respects to the terms and conditions of the Company's Performance Unit Plan, as amended from time to time.

   (b) The Executive shall vest in the Initial Performance Units at the end of the initial performance period (December 31, 2003) if Executive remains continuously employed by the Company from the Commencement Date to the end of the initial performance period; provided, however, Executive shall immediately become vested in the Initial Performance Units in the event of Executive's Termination of Employment by reason of death or Disability, a Termination Without Cause, a Termination for Good Reason, or a Change of Control prior to the end of the initial performance period. In the event of such accelerated vesting, the value of the Initial Performance Units shall be an amount equal to the number of Initial Performance Units, valued at target, multiplied by a fraction, the numerator of which is the number of days which have elapsed commencing January 1, 2001 and ending on the Date of Termination or Change of Control and the denominator of which is the total number of days from January 1, 2001 through December 31, 2003.

5.7 Subsequent Performance Units. The Committee shall in its discretion consider Executive for possible future annual or other grants of performance units ("Subsequent Performance Units") during the Employment Period, as determined by the Committee in its discretion based upon Executive's performance and consistent with the treatment of other senior executives of the Company. Such Subsequent Performance Units shall be subject to the terms of the Performance Unit Plan, as may be amended, or applicable successor plan.


5.8 Make Whole Restricted Stock. The Company has granted to Executive 110,000 shares of Restricted Stock ("Make Whole Restricted Stock") subject to the terms of the Stock Ownership Program. The Make Whole Restricted Stock grant shall become vested in increments of 10% on each of the first ten Anniversary Dates if the Executive remains continuously employed by the Company from the Commencement Date to each such Anniversary Date; provided, however, that upon a Termination Without Cause or a Termination for Good Reason on or after the third Anniversary Date, the vesting percentage determined under the preceding clause of this sentence shall be increased by 30 percentage points (but not in excess of 100%); provided, further, that upon a Termination Without Cause or a Termination for Good Reason prior to the third Anniversary Date, the aggregate vesting percentage for the Make Whole Restricted Stock shall be 50%; and provided, further, that Executive shall immediately become vested in all of the Make Whole Restricted Stock in the event of Executive's Termination of Employment by reason of death or Disability, or a Change of Control. Executive shall be paid in cash an amount equal to the dividends payable in respect of the Make Whole Restricted Stock (whether or not vested) as and when dividends are paid on Common Shares generally. If Executive has a Termination of Employment (other than by reason of death or Disability) prior to vesting in all of the Make Whole Restricted Stock, the shares of Make Whole Restricted Stock which are not vested as of the Date of Termination shall be forfeited (and the payment of dividends in respect of such shares shall cease) unless the Committee in its sole discretion determines to vest all or any portion of the unvested shares.


                           Article VI.

                         OTHER BENEFITS

6.1 Incentive, Savings and Retirement Plans. In addition to Base Salary and an Annual Bonus, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company in accordance with their terms as in effect from time to time.

6.2 Welfare Benefits. During the Employment Period, Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company in accordance with their terms as in effect from time to time.

6.3 Fringe Benefits. During the Employment Period, Executive shall be entitled to fringe benefits applicable to other senior executives of the Company.

6.4 Vacation. During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than four weeks per calendar year.

6.5 Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Company of an accounting in accordance with practices, policies and procedures applicable to other senior executives of the Company.

6.6 Office; Support Staff. During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, appropriate to his position and duties under this Agreement.

6.7 Tax Gross-Up Payment. If it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company, any Affiliate, or any other person would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, then Executive shall receive a Tax Gross-Up Payment with respect to all such excise taxes and similar taxes.

6.8 Relocation Expenses. Company shall pay Executive's reasonable expenses related to the relocation of his primary residence to the Minneapolis - St. Paul, Minnesota area, in accordance with Company's relocation policy applicable to senior executives, including expenses of periodic travel between Executive's current primary residence and Minneapolis-St. Paul and reasonable temporary living expenses for the Executive and his family for a period not to exceed one year from the Agreement Date. The relocation payments shall also include provision for the Company to purchase Executive's current principal residence as provided below. If any payment of relocation expenses (other than payments with respect to the purchase of Executive's principal residence) is subject to Taxes, the Company shall pay Executive a Tax Gross-Up Payment with respect to such Taxes. From the Commencement Date through March 31, 2001, the Company shall have no obligation to purchase Executive's current principal residence. During such period, the Executive shall take such steps as are practicable to sell such residence at then-prevailing value. In the event Executive does not sell his current principal residence on or prior to March 31, 2001, as soon as practicable after such date the Company shall purchase, or cause
Executive's current principal residence to be purchased, at the then-prevailing value as determined by an appraiser mutually agreed upon by the Company and the Executive for this purpose. The purchase shall be on such terms and conditions as are generally contained in transactions of such nature.


                          Article VII.

                 SUPPLEMENTAL RETIREMENT BENEFIT

7.1 Supplemental Retirement Benefit. Executive shall be entitled to the following supplemental retirement benefit (the "Supplemental Retirement Benefit") in accordance with the terms of this Article VII:

  (a) Upon Completion of 10 Years of Service. Upon the completion of at least 10 Years of Service, Executive shall receive a Supplemental Retirement Benefit equal to:
      (i) the Hypothetical Prior Employer Pension Benefits,

minus

      (ii) the sum of the Actual Prior Employer Pension Benefits, Actual Company Pension Benefits, and benefits paid or payable to Executive under any other employer's Pension Plan with respect to service prior to the Commencement Date.

If the remainder is zero or less, no amount shall be payable by Company hereunder.

   (b) Upon Completion of Less Than 10 Years of Service. Upon completion of less than 10 Years of Service, Executive shall receive a prorated Supplemental Retirement Benefit (the "Pro Rata Retirement Benefit") determined by multiplying the Supplemental Retirement Benefit described in Section 7.1(a) above by a fraction (not to exceed 1.0), the numerator of which is the number of Executive's whole and partial Years of Service as of the date of the Termination of Employment and the denominator of which is 10.

7.2 Payment. Any benefits payable under this Article VII shall be paid as of the Date of Termination or, if earlier, the first date of a Change of Control in a lump sum equal to the Actuarial Equivalent present value of an annuity described in Subsection 7.1(a) or (b) above. In the event of a Termination of Employment by reason of Executive's death, the amount of such lump sum payment to the Beneficiary shall equal the lump sum payment that would have been payable to Executive if he had been alive on the Date of Termination and had been fully vested as to the Supplemental Retirement Benefit or, if applicable, Pro Rata Retirement Benefit. The benefit may also be paid in the form of a commercially available annuity or life insurance contract that is mutually agreeable to the parties.

7.3 Vesting. Executive shall become fully vested in the benefits under this Article VII on the fifth Anniversary Date provided the Executive remains continuously employed by the Company from the Commencement Date to such fifth Anniversary Date, except that, in the event of Executive's Termination of Employment by reason of death or Disability, a Termination Without Cause, a Termination for Good Reason, or a Change of Control, Executive shall immediately be vested as to such benefits. If Executive shall have a Termination of Employment for any other reason prior to completion of five Years of Service or prior to the first date of a Change of Control, Executive shall forfeit and shall not receive any portion of the Supplemental Retirement Benefit.

7.4 Other Retirement Benefits. Executive shall participate in, and be entitled to benefits under, any other retirement plans of the Company which are not qualified under Section 401(a) of the Code, to the extent provided in such plan or arrangement.


                          Article VIII.

                      TERMINATION BENEFITS

8.1  Termination for Cause or Other Than for Good Reason, etc.

  (a) If Company terminates Executive's employment for Cause or Executive
terminates  his  employment  other  than  for  Good  Reason,   death   or
Disability,

Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, and Other Accrued Benefits and Executive shall not be entitled to receive any Severance Payment.

  (b) Company may not terminate Executive's employment for Cause unless:

      (i) no fewer than 30 days prior to the Date of Termination, Company provides Executive with written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

     (ii) after providing Notice of Consideration, the Board may, by the affirmative vote of a majority of its members (excluding for this purpose Executive if he is a member of the Board, any other management member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading to the Notice of
Consideration), suspend Executive with pay until a final determination pursuant to this Section has been made;

    (iii) on a date designated in the Notice of Consideration, which date shall be at least 30 days following the date the Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf; and

     (iv) following the presentation to the Board as provided in (iii) above or Executive's failure to appear before the Board at the date and time specified in the Notice of Consideration, Executive may be terminated for Cause only if the Board, by the two-thirds vote of its members (excluding Executive if he is a member of the Board, any other management member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to consider terminating Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Termination occurred, that such actions or inactions constitute Cause, and that Executive's employment should accordingly be terminated for Cause.

8.2 Termination for Death or Disability. If, before the end of the Employment Period, Executive's employment terminates due to his death or Disability, Company shall pay to Executive or his Beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, Pro Rata Annual Bonus, and Other Accrued Benefits.

8.3 Termination Without Cause or for Good Reason. In the event of a Termination Without Cause or a Termination for Good Reason (whether during or after the Employment Period), subject to Section 8.5 Executive shall receive the following:

   (a) immediately after the Date of Termination, a lump sum cash amount in immediately available funds equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, Pro Rata Annual Bonus, and Other Accrued Benefits;

   (b) immediately after the Date of Termination, a lump sum cash amount in immediately available funds equal to three (3) times Executive's Annualized Total Compensation;

   (c) the benefits (or, if such benefits are not available, the value thereof) specified in Section 6.2 to which Executive is entitled as of the Date of

Termination for the Severance Period, provided that such benefits shall be reduced by any similar benefits provided by a subsequent employer; provided further that (i) with respect to any benefit to be provided on an insured basis, such value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected net cost to Company of providing such benefits and (ii) from and after the Date of Termination, Executive shall not become entitled to any additional awards under Section 6.1 or any plans, practices, policies or programs of the Company; and

   (d) immediately after the Date of Termination, a lump-sum amount in immediately available funds of any amount then payable to Executive pursuant to Section 6.7.

8.4 Other Termination Benefits or Remedies. The amounts payable hereunder are in lieu of any other termination or severance payments or benefits entitlement of Executive, including under any other programs of the Company, any Subsidiary or their Affiliates. The amounts payable hereunder shall reduce and be in full satisfaction of any statutory entitlement (including notice of termination, termination pay and severance pay) of Executive upon a Termination of Employment, and shall constitute Executive's exclusive remedy for any damages relating to a Termination of Employment for any reason.

8.5 General Release. Executive's rights to payment under Section 8.3 shall be contingent upon the Executive's execution of a general release of any and all claims Executive may have, whether known or not known, against Company, the Subsidiaries, Affiliates and their past and present directors, officers, and employees and agents, for events or causes of action occurring through the date of the release, including those arising from Executive's employment or Termination of Employment hereunder. The release shall be substantially the form attached hereto as Attachment A as may be required by Company.


                           Article IX

                      RESTRICTIVE COVENANTS

9.1  Non-Solicitation of Employees; Confidentiality; Non-Competition.

(a) Executive covenants and agrees that, during the Employment Period and during the one-year period immediately following any Termination of Employment, Executive will not:

    (i) directly or indirectly employ or seek to employ any person employed at that time by Company or any of its Subsidiaries or otherwise encourage or entice any such person to leave such employment;

   (ii) become employed by, enter into a consulting arrangement with or otherwise agree to perform personal services for a Competitor (as defined in Section 9.1(b));

 (iii) acquire an ownership interest in a Competitor, other than not more than a 2% equity interest in a publicly-traded Competitor; or

  (iv) solicit any customers or vendors of Company or its Subsidiaries on behalf of or for the benefit of a Competitor.

(b) For purposes of this Section, "Competitor" means any Person which sells goods or services in the geographic area described below, which goods or services are the same or similar to (or may be used as a substitute therefore) those sold by a business that (i) is being conducted by Company or any

Subsidiary in the geographic area at the time in question and (ii) was being conducted by Company or any Subsidiary in the geographic area on the date of Executive's Termination of Employment.

(c) Executive covenants and agrees that at no time during the Employment Period nor at any time following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person any Confidential Information (as defined in Section 9.1(d)) without the prior express written consent of Company. After a Termination of Employment, Executive shall not, without the prior written consent of the Company, or as may otherwise be required by law or legal process, communicate or divulge such Confidential Information to anyone other than the Company and those designated by it.

(d) For purposes of this Section, "Confidential Information" shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Executive has access as a result of his positions with the Company, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

9.2 Injunction. Executive acknowledges that monetary damages will not be an adequate remedy for Company in the event of a breach of this
Article IX, and that it would be impossible for Company to measure damages in the event of such a breach. Therefore, Executive agrees that, in addition to other rights that Company may have, Company is entitled to an injunction preventing Executive from any breach of this Article IX.


                           Article X.

                          MISCELLANEOUS

10.1 Public Announcement. The Company shall give Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or Executive's employment by the Company.

10.2 Approvals. The Company represents and warrants to Executive it has taken all corporate action necessary to authorize this Agreement.

10.3 No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 6.2 and 8.3 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer to the extent permitted by law.

10.4 Enforcement. If Executive and the Company have a dispute regarding Executive's entitlement to compensation and benefits under this Agreement, and if Executive shall prevail in such dispute, the Company shall reimburse Executive's reasonable legal fees and other expenses incurred in such effort.

10.5 Beneficiary. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary") designated by Executive in writing to Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to Company a new designation in writing. Notwithstanding the preceding provisions of this Section 10.5, with respect to the Stock Ownership Program, the Company's Executive Profit Sharing Plan or Performance Unit Plan, the term "Beneficiary" shall have the meanings set forth therein.

10.6 Assignment; Successors. Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of Company's business. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

10.7 Nonalienation. Except as is otherwise expressly provided herein, benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

10.8 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

10.9 Amendment; Waiver. This Agreement shall not be amended or modified except by written instrument executed by the parties. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

10.10 Notices. All notices hereunder shall be in writing and delivered by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to Company, to:  Minnesota Mining and Manufacturing Company
                    3M Center
                    St. Paul, MN 55144
                    Attention: General Counsel

With copy to:       Roger C. Siske
                    Sonnenschein Nath & Rosenthal
                    8000 Sears Tower
                    Chicago, IL 60606

If to Executive, to:    James McNerney
                        At the most recent home address on file with the Company

     With copy to:  Robert Stucker
                    Vedder Price Kaufman & Kammholz
                    222 North La Salle Street
                    Chicago, Illinois 60601-1003

Either party may from time to time designate a new address by notice given in accordance with this Section. Notice shall be effective when actually received by the addressee.

10.11  Currency.   All  monetary amounts stated  in  this  Agreement  are
expressed in, and shall be payable in, United States dollars.

10.12   Counterparts.   This  Agreement  may  be  executed   in   several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.13 Entire Agreement. This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

10.14 Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

10.15 Survival of Executive's Rights and Obligations. All of Executive's rights hereunder, including his rights to compensation and benefits, and his obligations under Article IX hereof, shall survive the termination of Executive's employment and/or the termination of this Agreement.

10.16 Indemnification. Executive shall be indemnified by the Company against liability as an officer and director of the Company and any Subsidiary or Affiliate of the Company to the maximum extent permitted by applicable law. The Executive's rights under this Section 10.16 shall continue so long as Executive may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates written below.

Minnesota Mining and Manufacturing Company

By: /s/ Edward A. Brennan
Its: Director
Date: _____________________________

EXECUTIVE
/s/ W. James McNerney, Jr.
W. James McNerney, Jr.
Date: _____________________________

ATTACHMENT A


RELEASE

      This RELEASE ("Release") dated as of this ____________________ day between Minnesota Mining and Manufacturing Company, a corporation incorporated under the laws of Delaware ("Company"), and W. James McNerney, Jr. ("Executive").

      WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated December 4, 2000 under which Executive was employed to serve as the Company's Chief Executive Officer;

      WHEREAS, the Executive's employment with the Company (has been) (will be) terminated effective __________________; and

      WHEREAS, pursuant to Section 8.3 of the Employment Agreement, Executive is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release.

      NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Executive agree as follows:

     1. Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and any of its Subsidiaries or Affiliates (as such terms are defined in the Employment Agreement), and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment by Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. Executive relinquishes any right to future employment by Company and Company shall have the right to refuse to re-employ Executive without liability. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

      2. The Company and Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of any existing obligation of Company (i) to indemnify Executive for his acts as an officer or director of Company in accordance with the bylaws of Company and the policies and procedures of Company that are presently in effect including Section 10.16 of the Employment Agreement, or (ii) to Executive and his eligible, participating dependents or beneficiaries under any existing group welfare or retirement plan of Company in which Executive and/or such dependents are participants.

[Applicable Required ADEA waiver provisions to be inserted]

      IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

EXECUTIVE
__________________________________
W. James McNerney, Jr.

Minnesota Mining and Manufacturing Company
By:
Its: